Exhibit 15.1

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District
Beijing 100738, PRC
Tel: +86 10 8525 5500   Fax: +86 10 8525 5511 / 8525 5522
Beijing ● Shanghai ● Shenzhen ● Hong Kong ● Haikou ● Wuhan ● Singapore ● New York ● Silicon Valley
www.hankunlaw.com

Consent of Han Kun Law Offices

To:

Skycorp Solar Group Limited

Room 303, Block B

No.188 Jinghua Road

Yinzhou District
Ningbo City, Zhejiang Province, 315048

People’s Republic of China

Date: February 12, 2026

Dear Sirs,

We consent to the reference to our firm under the headings “Item 3. Key Information — Regulatory Permissions”, “Item 3. Key Information — Transfers of Cash to and from Our Subsidiaries”, “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” and “Item 6. Directors, Senior Management and Employees — E. Share Ownership — Enforcement of Judgments/Enforcement of Civil Liabilities” in Skycorp Solar Group Limited’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date here of, and further consent to the incorporation by reference, in Skycorp Solar Group Limited’s registration statement on Form S-8 (File No. 333-291839), of the summary of our opinion under the heading “Item 4. Information on the Company — B. Business Overview — Regulation — Regulations Relating to Foreign Exchange” in the Annual Report.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES